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                                                                    EXHIBIT 99.3
                       FIDELITY NATIONAL FINANCIAL, INC.
                             17911 VON KARMAN AVE.
                            IRVINE, CALIFORNIA 92614

                                JANUARY 16, 1998

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Fidelity National Financial, Inc. ("Fidelity"), which will be held on Tuesday, February 24, 1998, at 10:00 a.m., local time, at The Irvine Marriott Hotel, located at 18000 Von Karman Avenue, Irvine, California 92612.

     At this important meeting, you will be asked to consider and vote upon a proposal to approve the issuance of shares of Fidelity Common Stock in connection with Fidelity's proposed acquisition of Granite Financial, Inc. ("Granite"). Pursuant to an Agreement and Plan of Merger with Granite (the "Merger Agreement"), Fidelity has agreed to acquire Granite by means of a merger (the "Merger") of a newly-formed wholly-owned subsidiary with and into Granite, and to issue 0.7711 shares of Fidelity Common Stock in exchange for each Granite share outstanding immediately before the Merger. The foregoing exchange ratio is subject to adjustment as provided in the Merger Agreement.

     Your Board of Directors has carefully considered the terms and conditions of the proposed Merger with Granite and has determined that the Merger is fair to and in the best interests of Fidelity and its stockholders. THE BOARD HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS OF FIDELITY APPROVE THE ISSUANCE OF SHARES OF FIDELITY COMMON STOCK IN CONNECTION WITH THE MERGER.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by Fidelity stockholders at the Special Meeting (as well as the actions to be taken by Granite stockholders at their special meeting) and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about Fidelity and Granite.

     Whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy card in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. It is important that your shares be represented and voted at the Special Meeting.

                                          Sincerely,

                                          /s/ WILLIAM P. FOLEY, II
                                          -------------------------------------
                                          William P. Foley, II
                                          Chairman of the Board and Chief
                                          Executive Officer